Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A-2 of our report dated June 13, 2016, relating to the financial statements of Glolex, Inc., as of March 31, 2016 and to all references to our firm included in this Registration Statement.

/s / BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
December 16, 2016